Exhibit 99.1

News Release

1401 Harbor Bay

Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

510.749.1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA ANNOUNCES CHIEF FINANCIAL OFFICER CHANGE

ALAMEDA, CA – April 6, 2009 – Celera Corporation (NASDAQ:CRA) today announced that its Chief Financial Officer, Joel Jung, has resigned from the Company to pursue other opportunities. Celera has appointed Ugo DeBlasi as its new Chief Financial Officer of the Company, effective immediately. In this position, Mr. DeBlasi will provide leadership to the Celera finance, investor relations and information technology function, and he will report to Kathy Ordoñez, Celera’s Chief Executive Officer.

Mr. DeBlasi previously worked for Applera Corporation. He served as the Chief Accounting Officer for a total of eight years during his tenure with Applera. For the last five years, he held the position of Vice President and Controller reporting to the Chief Financial Officer. Mr. DeBlasi also held the positions of Vice President, Celera Genomics; Corporate Controller; Assistant Corporate Controller; Director Financial Accounting and Reporting; and Senior Manager, Financial Reporting. Prior to Applera, Mr. DeBlasi worked as a Senior Auditor for Price Waterhouse.

Mr. DeBlasi earned his Bachelor of Science in Accounting from Boston College in 1984 and is a licensed Certified Public Accountant.

“I am delighted that Ugo has joined us as Chief Financial Officer and look forward to making use of his exceptional financial and leadership skills, as well as the knowledge of our business he gained by working with us closely for many years in the past,” said Ms. Ordoñez.

“We appreciate Joel’s contributions since joining our team nearly three years ago, and we wish him well in his future endeavors,” Ms. Ordoñez added.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Copyright© 2009. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.